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                                                                Exhibit 16

                              Arthur Andersen LLP
                          8000 Towers Crescent Drive
                               Vienna, VA 22182


June 23, 1998



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549


Dear Sir/Madam:

We have read the proposed "Change In Independent Public Accountants" section included in the Registration Statement of Creditrust Corporation to be filed with the Securities and Exchange Commission inasmuch as it discusses Creditrust Corporation's relationship with Arthur Andersen LLP and are in agreement with the statements contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP




By
   ARTHUR ANDERSEN LLP



cc: Richard J. Palmer, CFO, Creditrust Corporation